EXHIBIT 99.1

Ultimate Electronics Receives Notification of Potential Delisting

DENVER, January 26, 2005 /PRNewswire-FirstCall via COMTEX/ — Ultimate Electronics, Inc. (Nasdaq: ULTEQ) received a notification from the Listing Qualifications Department at The Nasdaq Stock Market, Inc. (Nasdaq) that it is in material noncompliance with Marketplace Rules 4350(i)(1)(B), 4350(i)(D)(ii), 4310(c)(17)(D), 4350(c)(1), 4350(d)(2), 4330 and 4450(f) for continued listing on Nasdaq.

The notification does not by itself result in immediate delisting of the Company’s securities.  As discussed in the Company’s Current Report on Form 8-K filed December 28, 2004, the Company previously requested a hearing with the Nasdaq Listing Qualifications Panel in connection with a notice of violation of Marketplace Rule 4310(c)(14).  An oral hearing is scheduled for January 27, 2005, at which the additional deficiencies listed above will be considered.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the potential outcome of that hearing. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the outcome of the hearing before the Nasdaq Listing Qualifications Panel; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 and other filings with the Securities and Exchange Commission. There can be no assurance that future developments affecting the Company will be those anticipated by management. The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (Nasdaq: ULTEQ)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states.  The Company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®. In addition, the Company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.

For further information, please contact: Investor Relations Department, Ultimate Electronics, Inc. at 303-412-2500 (ext. 2640) or 1-800-260-2660 (ext. 2640) or e-mail shareholder@ulte.com.